Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of Manugistics Group, Inc. and its subsidiaries on Form S-8 (File Nos.  333-32172, 333-36983, 333-52630, 333-60439, 333-62993, 333-68324, 33-98820, 33-67994, and 33-89492) Form S-3 (File Nos.  333-53918, 333-55010, 333-66104, 333-100627, and 333-31949) and Form S-4 (File No.  333-48952) of our report dated March 27, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002), appearing in this Annual Report on Form 10-K of Manugistics Group, Inc. and its subsidiaries for the year ended February 28, 2003.

/s/ DELOITTE & TOUCHE LLP

McLean, VA
May 27, 2003